Exhibit 5

                  AGREEMENT AMONG REPORTING PERSONS


     THIS AMENDED AGREEMENT is made and entered into by and between Phillip A. Wiland and Linda S. Wiland.

                         W I T N E S S E T H:

     WHEREAS, each of the parties hereto beneficially owns shares of the Common Stock of Concepts Direct, Inc. (the "Issuer");

     WHEREAS, each of the parties hereto desires to file a single
Schedule 13D indicating the beneficial ownership of each party; and

     WHEREAS, Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934 (the "Act") requires that, when a Schedule 13D is filed on behalf of more than one person, the Schedule 13D shall include as an exhibit to the Schedule 13D an agreement in writing of such persons that the Schedule 13D is filed on behalf of each of them;

     NOW, THEREFORE, in consideration of the premises and the mutual promises of the parties hereto the parties hereto covenant and agree as follows:

     1. Each of the parties hereto agree that a single Schedule
13D and any amendments thereto relating to the shares of Common
Stock of the Issuer shall be filed on behalf of each of them.

     2. Each of the parties hereto acknowledge and agree that pursuant to Rule 13d-1(k)(1) under the Act each of them is individually responsible for the timely filing of such Schedule 13D and any amendments thereto and for the completeness and accuracy of the information contained therein.

     3. This Agreement shall not be assignable by any party hereto.

     4. This Agreement shall be terminated only upon the first to occur of the following: (a) the death of any of the parties hereto, or (b) a written notice of termination given by any party hereto to all of the other parties hereto.

     5. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original copy hereof, but all of which together shall constitute a single instrument.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the 1st day of July, 2002.


                                       /s/ Phillip A. Wiland
                                       Phillip A. Wiland


                                       /s/ Linda S. Wiland
                                       Linda S. Wiland